Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated December 23, 2013, with respect to the financial statements of NitroHeat as of December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012, which appears in this form 8-K filed with the Securities and Exchange Commission on December 23, 2013.

/s/ L.L. Bradford LLP
Las Vegas, Nevada
December 23, 2013